Exhibit 3.3

                                                        STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                        FILED 9:00 AM 05/31/2000
                                                        001275413 - 3237078

                                State of Delaware
                          Certificate of Incorporation
                          RealDarts International, Inc.

FIRST:     The name of this Delaware corporation is:
           RealDarts International. Inc.

SECOND:    The name and address of the Corporation's Registered Agent is:
           Corporate Creations Enterprises. Inc.
           2530 Channin Drive
           Wilmington DE 19810 New Castle County

THIRD: The purpose of the Corporation is to conduct or promote any lawful business or purposes.

FOURTH: The Corporation shall have the authority to issue 50,000,000 shares of common stock, par value $.001 per share.

FIFTH: The directors shall be protected from personal liability to the fullest extent permitted by law.

SIXTH:     The name and address of the incorporator is:
           Corporate Creations International Inc.
           941 Fourth Street #200
           Miami Beach FL 33139

SEVENTH:   This Certificate of Incorporation shall become effective on May 31,
           2000.


/s/ Andreas M. Kelly
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CORPORATE CREATIONS INTERNATIONAL INC.
Andreas M. Kelly Vice President